Exhibit 99.1

ChromaDex® Licenses Exclusive Patent Rights for Nicotinamide Riboside (NR) Vitamin Technologies from Dartmouth College

NR, a Newly Discovered and Unique Composition of Niacin (Vitamin B3) Found in Milk, is Linked to Multiple Health Benefits Including Resistance to Weight Gain, Improved Metabolism, Anti-aging, Cardiovascular Health and Neuronal Function

IRVINE, Calif., July 16, 2012 /PRNewswire/ -- ChromaDex® Corporation (OTCBB: CDXC), an innovative natural products company that provides proprietary, science-based solutions and ingredients to the dietary supplement, food & beverage, animal health, cosmetic and pharmaceutical industries, and marketer of its branded, patented pterostilbene, pTeroPure®, announced today it has licensed exclusive rights to several patents related to the recently discovered vitamin found in milk, Nicotinamide Riboside (NR). The intellectual property licensed from Dartmouth includes protection for human uses of NR as well as methods to produce NR via fermentation of engineered yeast strains.

In 2004, Dr. Charles Brenner, then of Dartmouth College, discovered NR as an additional vitamin precursor of nicotinamide adenine dinucleotide (NAD), which is made available by nicotinamide riboside kinases (Nrk), conserved between yeast and humans. In 2007, Brenner's group discovered a second pathway by which NR is converted to NAD and showed that NR can extend the lifespan of yeast cells by virtue of elevating NAD levels and increasing the activity of the NAD-dependent Sir2 enzyme. Dr. Brenner's group has exploited discovery of the complete set of NR metabolizing enzymes to engineer a yeast strain that converts inexpensive NAD precursor vitamins into NR. Dr. Brenner's gene discoveries and characterization of the NAD metabolome have shed light on the distinct pathways by which human cells utilize distinct NAD precursor vitamins. Groups worldwide have added to Dr. Brenner's seminal discoveries in providing evidence for unique properties of NR in neuroprotection, sirtuin activation, protection against weight gain on a high fat diet, and improvement of blood glucose and insulin sensitivity.

NAD is arguably the most important cellular co-factor for fuel utilization and conversion to cellular adenosine triphosphate (ATP). NAD precursor vitamins, nicotinic acid and nicotinamide, were discovered in 1938. Collectively termed niacin or vitamin B3, these compounds in low doses prevent pellagra (a vitamin deficiency disease caused by lack of niacin). High dose nicotinic acid is the most effective agent for regulation of plasma lipids as it reduces levels of harmful LDL cholesterol particles and free fatty acids while elevating levels of beneficial HDL cholesterol. The mechanism of action of nicotinic acid is not understood. Its widespread use is limited by an uncomfortable side effect termed "flushing" or rapid onset of redness to the face or other parts of the body.

Dr. Charles Brenner, now the Roy J. Carver Chair and Head of Biochemistry at the University of Iowa and Director of the University of Iowa Obesity Initiative, adds, "NR is a compound that boosts NAD levels through the Nrk pathway, providing access to a unique set of tissues and intracellular organelles. The dual functions of NAD in fuel utilization and in sirtuin signaling give this vitamin profound potential for improvements to human health, particularly in maintenance of healthy plasma lipids, and protection against overnutrition and neurodegeneration. We are very pleased to partner with ChromaDex, an industry leader, as we work toward translation of the human health potential of NR."

Alla Kan, Director of Technology Transfer at Dartmouth commented, "We are excited that this versatile technology will be brought to the marketplace for the benefit of the general public and look forward to working together with our colleagues at ChromaDex, Inc."

While NR is linked to multiple health benefits in laboratory models, the compound is not currently available in commercial quantities. In July 2011, ChromaDex licensed a patent from Cornell University for a simple method for synthesizing NR in a cost effective, commercially-viable manufacturing process for large scale production.

Frank Jaksch, CEO and Founder of ChromaDex, stated, "The acquisition of the Dartmouth patents, in combination with our NR manufacturing patents, is a game changer for ChromaDex. Our substantial NR intellectual property portfolio positions ChromaDex to be the leader in commercializing this novel 'no flush' version of niacin. NR represents yet another important addition to our pipeline and further validates our business model."

About ChromaDex®: ChromaDex, Inc. is an innovative natural products company that provides proprietary, science-based solutions and ingredients to the dietary supplement, food & beverage, animal health, cosmetic and pharmaceutical industries. ChromaDex's pipeline of proprietary products include patented pTeroPure® pterostilbene, which was named the 2010 North American Most Promising Ingredient of the Year by the independent research company, Frost & Sullivan. The company has also launched ProC3G™, a natural black rice extract containing 40% cyanidin-3-glucoside and is in the process of developing Nicotinamide Riboside, a novel next-generation B-vitamin. All products are backed with extensive scientific research and intellectual property. For more information about pTeroPure visit www.pteropure.com or call 949-600-9694.

About Dartmouth College: Established in 1769 and a member of the Ivy League, Dartmouth is a superb undergraduate residential college with the intellectual character of a university, featuring thriving research and first-rate graduate and professional programs. The quality of the undergraduate experience is enhanced by close student-faculty interaction, opportunities for independent research, a broad range of off-campus programs, and a diverse student body. Graduate programs include Geisel School of Medicine, graduate programs in the Arts and Sciences, Thayer School of Engineering, and the Tuck School of Business.

Forward-Looking Statements: Any statements that are not historical facts contained in this release are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to those relating to product and customer demand, market acceptance of our products, the effect of economic conditions both nationally and internationally, ability to protect our intellectual property rights, impact of any litigation or infringement actions brought against us, competition from other providers and products, risks in product development, our ability to raise capital to fund continuing operations, the ability to complete transactions, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

ChromaDex Contact: ChromaDex, Inc. Laura Carney, Assistant to the CEO and CFO 949-419-0288 laurac@chromadex.com	Investor Contact: The Del Mar Consulting Group, Inc. Robert B. Prag, President 858-794-9500 bprag@delmarconsulting.com

*These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.